Allianz Variable Insurance Products Trust (the
Trust)
Securities Transactions Executed During the
Existence of an Underwriting Syndicate
(Pursuant to Section 10(f) of the Investment
Company Act of 1940 and Rule 10f-3 Thereunder)


As of the Quarter Ending: September 30, 2017


Transaction Information
Name of Purchasing Fund:	AZL Enhanced Bond
Index Fund
Name of Issuer:	Cox Communications (2024)
Cusip/Sedol/ISIN of Security Purchased:	224044CH8

Date of Transaction:	7/24/2017
Date Offering Commenced:	7/24/2017
Purchase Price/Unit:	$99.862
Underwriting Commission, Spread or Profit:	0.63%

Name of Underwriter from whom Purchased:	RBC
Capital Markets, LLC
Name of Affiliated Underwriter in syndicate
(include page of term sheet listing syndicate
members):	PNC Capital Markets LLC
# of Shares/Par Amount of Purchase in Fund:
	2,105,000
Principal Amount of Purchase in Fund:
	$210,209,510
Aggregate Principal Amount of Purchase:	$74,835,000

Principal Amount of Total Offering:
	$1,000,000,000
Conditions of 10f-3 Eligible Transaction

1) Timing and Price:	The securities are purchased
prior to the end of the first day on which any
sales are made, at a price that is not more than
the price paid by each other purchaser of
securities in that offering or in any concurrent
offering of the securities (except, in the case of
an Eligible Foreign Offering, for any rights to
purchase that are required by law to be granted to
existing security holders of the issuer), provided,
however, that if the securities are offered for
subscription upon exercise of rights, the
securities shall be purchased on or before the
fourth day preceding the day on which the rights
offering terminates.  X	YES	NO

2.a.) Security Type:	Registered Public Offering:
The securities are part of an issue which is
registered under the 1933 Act that is being offered
to the public; X	YES	NO

2.b.) Security Type:	Government Securities
Offering: The securities are part of an issue of
government securities, as defined in section
2(a)(16) of the 1940 Act;	YES X	NO

2.c.) Security Type:	Eligible Municipal
Securities: The securities are municipal
securities, as defined in section 3(a)(29) of the
1934 Act, that are sufficiently liquid that they
can be sold at or near their carrying value within
a reasonably short period of time and either are
subject to no greater than moderate credit risk, or
if the issuer of the municipal securities, or the
entity supplying the revenues or other payments
from which the issue is to be paid, has been in
continuous operation for less than three years,
including the operation of any predecessors, the
securities are subject to a minimal or low amount
of credit risk.	YES X	NO

2.d.) Security Type:	Eligible Foreign Offering:
The securities are offered publicly under the laws
of a country other than the United States, that
meets the following conditions: (i) The offering is
subject to regulation by a foreign financial
regulatory authority, as defined in section
2(a)(50) of the 1940 Act, in the country in which
the public offering occurs; (ii) the securities are
offered at a fixed price to all purchasers in the
offering (except for any rights to purchase
securities that are required by law to be granted
to existing security holders of the issuer); (iii)
financial statements, prepared and audited in
accordance with standards required or permitted by
the appropriate foreign financial regulatory
authority in the country in which the public
offering occurs, for the two years prior to the
offering, are made available to the public and
prospective purchasers in connection with the
offering; and (iv) If the issuer is a Domestic
Issuer, it meets the following conditions: (a) It
has a class of securities registered pursuant to
section 12(b) or 12(g) of the 1934 Act or is
required to file reports pursuant to section15(d)
of the 1934 Act; and (b) it has filed all the
material required to be filed pursuant to section
13(a) or 15(d) of the 1934 Act for a period of at
least twelve months immediately preceding the sale
of securities (or for such shorter period that the
issuer was required to file such material).	YES
 X	NO

2.e.) Security Type:	Eligible Rule 144A Offering:
The securities are being offered in a transaction
that meets the following conditions: (i) the
securities are offered or sold in transactions
exempt from registration under section 4(2) of the
1933 Act, rule 144A thereunder, or rules 501-508
thereunder; (ii) the securities are sold to persons
that the seller and any person acting on behalf of
the seller reasonably believe to include qualified
institutional buyers, as defined in Rule
144A(a)(1); and (iii) the seller and any person
acting on behalf of the seller reasonably believe
that the securities are eligible for resale to
other qualified institutional buyers	YES  X	NO

3) Continuous Operation: 	If the securities to
be purchased are part of an issue registered under
the 1933 Act that is being offered to the public,
are government securities, or are purchased
pursuant to an Eligible Foreign Offering or an
Eligible Rule 144A Offering, the issuer of the
securities must have been in continuous operation
for not less than three years, including the
operations of any predecessors. X	YES	NO

4) Firm Commitment Underwriting: 	The securities
are offered pursuant to an underwriting or similar
agreement under which the underwriters are
committed to purchase all of the securities being
offered, except those purchased by others pursuant
to a rights offering, if the underwriters purchase
any of the securities. X	YES	NO

5) Reasonable Commission: 	The commission, spread
or profit received or to be received by the
principal underwriters is reasonable and fair
compared to the commission, spread or profit
received by other such persons in connection with
the underwriting of similar securities being sold
during a comparable period of time. X	YES	NO

6) Percentage Limit:  	The amount of such
securities of any class of such issue purchased by
all of the Portfolios and investment companies
advised by the Adviser did not exceed 25% of the
principal amount of the offering, if purchased in
an offering other than a Rule 144A Offering.  If
purchased in a Rule 144A Offering, 25% of the total
of the principal amount of the offering of such
class sold by underwriters or members of a selling
syndicate to qualified institutional buyers as
defined in Rule 144(a)(1) plus the principal amount
of the offering of such class in any concurrent
public offering.  X	YES	NO

7) Prohibition of Certain Affiliate Transactions:
	The securities being offered were not
purchased directly or indirectly from an affiliate.
If the purchase was made from an unaffiliated
syndicate manager, the affiliated underwriter did
not benefit directly or indirectly form the
transaction, or in the case of a purchase of
eligible municipal securities, the purchase was not
designated as a group sale or otherwise allocated
to the account of the affiliate. X	Yes	NO




Signature of Compliance Manager

Gwen Fleming, Vice President - Portfolio Compliance

Name of Compliance Manager

10/18/2017
Date